Exhibit 8.1

February 10, 2021

The Lion Electric Company

921 chemin de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

Re:    Exhibit 8.1 Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion”), in connection with (i) the planned transaction pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of November 30, 2020 (as amended and supplemented through the date hereof and including the exhibits thereto, the “Business Combination Agreement”), by and among Lion, Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion, and Northern Genesis Acquisition Corp., a Delaware corporation (the “Business Combination”), and (ii) the preparation of the related registration statement on Form F-4 (File No. 333-251847) initially filed by Lion on December 31, 2020, with the Securities and Exchange Commission, including the combined proxy statement and prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement.

In connection with the preparation of this opinion, we have examined the Business Combination Agreement, the Registration Statement, and such other documents, records, and papers as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Business Combination will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Business Combination and the parties thereto set forth in the Business Combination Agreement and the Registration Statement are true, complete, and correct, and the Registration Statement is true, complete, and correct and will remain true, complete, and correct at all times up to and including the effective time of the Business Combination, (iii) all such statements qualified by knowledge, belief, plan or intent, materiality, or comparable qualification are and will be true, complete, and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, our opinion as expressed below may be adversely affected.

Our opinion is based upon and subject to the foregoing and our consideration of such other matters of fact and law as we have considered necessary or appropriate. We hereby confirm that, subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, and except as otherwise noted (including any matters covered by Exhibit 8.2 to the Registration Statement), the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such discussion constitutes statements of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the transactions described therein.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

The Lion Electric Company February 10, 2021 Page 2

We express no opinion on any issue or matter relating to the tax consequences of the Business Combination contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. This opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Further, we can give no assurance that the Internal Revenue Service or a court of law will agree with our statements and conclusions. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the continuing validity of the opinion as set forth herein. We assume no responsibility to inform you of any such change that may occur or come to our attention.

This opinion is rendered only to Lion and is solely for Lion’s use in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP